Exhibit 99.1

PRESS RELEASE
Investor Relations	Media:
New York: +1 (917)663 2233	Lausanne: +41 (0)58 242 45 00
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PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT THE
CONSUMER ANALYST GROUP OF NEW YORK (CAGNY) CONFERENCE
NEW YORK, February 20, 2013 -- Philip Morris International Inc.’s (NYSE / Paris Euronext: PM) Chief Financial Officer, Jacek Olczak, addresses investors today at the CAGNY Conference in Boca Raton, Florida.
The presentation and Q&A session are being webcast live, in a listen-only mode, beginning at approximately 9:15 a.m. ET, at www.pmi.com. An archived copy of the webcast, together with presentation remarks and slides, will be available on the same site.
In addition to reviewing the company’s solid 2012 performance and key market dynamics, the presentation also focuses on:

•	Why PMI believes that the tobacco industry remains an attractive investment;

•	The strategies that the company believes will enable it to outperform the sector; and

•	The company’s incremental growth opportunities
PMI also reaffirms its guidance, announced on February 7, for 2013 full-year reported diluted earnings per share to be in a range of $5.68 to $5.78, at exchange rates prevailing at that time, versus $5.17 in 2012. Excluding an unfavorable currency impact of approximately $0.06, the reported diluted earnings per share range represents a projected increase of 10% to 12% versus adjusted diluted earnings per share of $5.22 in 2012. Currency volatility remains a risk going forward.
Adjusted diluted earnings per share of $5.22 in 2012 are calculated as reported diluted earnings per share of $5.17, plus a $0.02 per share charge related to discrete tax items, and a $0.03 per share charge related to asset impairment and exit costs.
This guidance excludes the impact of potential future acquisitions, unanticipated asset impairment and exit cost charges, and any unusual events.
The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute "forward-looking statements" within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended September 30, 2012, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.
About Philip Morris International Inc.
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2012, the company held an estimated 16.3% share of the total international cigarette market outside of the U.S., or 28.8% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.